Exhibit 99.1

Interval Leisure Group Reports Fourth Quarter and Full Year 2014 Results

MIAMI—(BUSINESS WIRE)—February 26, 2014— Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months and full year ended December 31, 2014.

FOURTH QUARTER AND FULL YEAR 2014 HIGHLIGHTS

FOURTH QUARTER:

•                  ILG consolidated fourth quarter revenue including pass-throughs increased by 36.8% from the same period last year

•                  The Company generated fourth quarter diluted earnings per share of $0.27, adjusted diluted earnings per share of $0.29

•                  Fourth quarter adjusted EBITDA increased 11.8%

•                  ILG completed transaction to acquire Hyatt Vacation Ownership; reporting segments are realigned to reflect new business operations

FULL YEAR:

•                  ILG reports record revenues including pass-throughs of $614.4 million, an increase of 22.6%

•                  Full year diluted earnings per share were $1.36.  Adjusted diluted earnings per share were $1.41

•                  Consolidated Adjusted EBITDA for 2014 rose by 5.4% year-over-year, driven by the contribution of acquisitions

•                  During 2014, ILG paid $25.2 million in shareholder dividends

•                  Free cash flow was $91.6 million for 2014

•                  The Company’s Board of Directors declared a $0.12 per share quarterly dividend, a 9% increase

•                  The Company’s Board of Directors increased its share repurchase authorization to $25 million

•                  The Company issued guidance for full year 2015

“ILG finished a momentous year with record revenue and adjusted EBITDA.  We have strategically expanded the role that our Company plays in non-traditional lodging. With the completion of the Hyatt Vacation Ownership acquisition, ILG has further diversified its portfolio, building a platform from which we expect to drive shareholder returns,” said Craig M. Nash, Chairman, President and Chief Executive Officer of Interval Leisure Group. “We are optimistic about the future for ILG.  With this confidence, we are providing guidance to our analysts and investors.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

			Quarter
	Three Months Ended		Over	Year Ended		Year
	December 31,		Quarter	December 31,		Over Year
METRICS	2014	2013	Change	2014	2013	Change
Revenue	167.1	122.2	36.8%	614.4	501.2	22.6%
Exchange and Rental revenue	116.3	100.9	15.2%	483.4	442.4	9.3%
Vacation Ownership revenue	50.8	21.3	139.2%	131.0	58.8	122.7%
Gross profit	85.2	74.5	14.5%	349.9	321.7	8.8%
Net income attributable to common stockholders	15.6	18.5	(16.1)%	78.9	81.2	(2.8)%
Adjusted net income*	16.7	19.9	(16.2)%	81.8	81.5	0.4%
Diluted EPS	$0.27	$0.32	(15.6)%	$1.36	$1.40	(2.9)%
Adjusted diluted EPS*	$0.29	$0.34	(14.7)%	$1.41	$1.41	0.0%
Adjusted EBITDA*	39.0	34.8	11.8%	175.1	166.2	5.4%

BALANCE SHEET DATA	December 31, 2014	December 31, 2013
Cash and cash equivalents	80.5	48.5
Debt	488.0	253.0

	Year Ended December 31,		Year Over Year
CASH FLOW DATA	2014	2013	Change
Net cash provided by operating activities	110.7	109.9	0.7%
Free cash flow*	91.6	95.2	(3.8)%

* “Adjusted EBITDA”, “adjusted net income,” “adjusted diluted EPS,” and “free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Fourth Quarter 2014 Consolidated Operating Results

Consolidated revenue for the quarter ended December 31, 2014 was $167.1 million, an increase of 36.8% compared to the fourth quarter of 2013.

Net income attributable to common stockholders for the three months ended December 31, 2014 was $15.6 million, a decline of $3.0 million from the fourth quarter of 2013 primarily due to the impact in our Exchange and Rental segment of Interval International contract renewals that occurred in the first quarter of 2014, in addition to incremental interest expense of $1.1 million as well as additional amortization and depreciation of $1.9 million related to acquisitions. These items were partially offset by the incremental earnings contribution from our recently acquired businesses. Net income reflects the unfavorable impact of a purchase accounting treatment applicable to our acquisition of Hyatt Vacation Ownership (HVO) whereby pre-acquisition deferred revenue and any related expenses have been re-measured as of the acquisition date. As a result, revenue recognized post-acquisition pertaining to certain deferred revenue items, principally those related to sales of vacation ownership interests, are at a lesser amount than would have otherwise been recognized on a historical basis.

Diluted earnings per share (EPS) were $0.27 compared to diluted EPS of $0.32 for the same period of 2013. Net income and diluted EPS for the fourth quarter of 2013 include a one-time income tax benefit of $3.5 million and $0.06, respectively, related to a favorable regulatory ruling. When this benefit is excluded from the 2013 net income, fourth quarter 2014 net income and diluted EPS would have increased by $0.5 million and $0.01 respectively from the prior period.  Adjusted net income (defined below) for the quarter ended December 31, 2014 was $16.7 million.

Adjusted EBITDA (defined below) for the quarter ended December 31, 2014 of $39.0 million includes the results from Hyatt Vacation Ownership, VRI Europe and Aqua Hotels and Resorts businesses and compares to $34.8 million for the same period of 2013. In November, HVO’s joint venture vacation ownership resort in Maui received its temporary certificate of occupancy which allowed for the recognition of previously unrecognized sales. This entity contributed $4.5 million of adjusted EBITDA in the fourth quarter, which includes $4.0 million related to pre-acquisition sales and $0.5 million derived from the quarter.

Full Year 2014 Consolidated Operating Results

Consolidated revenue for the year ended December 31, 2014 was $614.4 million, an increase of 22.6% from $501.2 million for 2013.  Excluding pass-through revenue (defined below), the increase was 15% and was largely driven by incremental revenue contribution from our recently acquired businesses.

Net income attributable to common stockholders for the year ended December 31, 2014 was $78.9 million, or $1.36 of diluted EPS, compared to $81.2 million or $1.40 for the same period of 2013. The decline was primarily due to the impact in our Exchange and Rental segment of Interval International contract renewals that occurred in the first quarter of 2014, in addition to incremental interest expense of $1.0 million as well as additional amortization and depreciation of $5.3 million related to acquisitions partially offset by the contribution from recent acquisitions. Net income and diluted EPS for the full year 2013 include a one-time income tax benefit of $3.5 million and $0.06, respectively, related to a favorable regulatory ruling.  When this tax benefit is excluded from the 2013 net income, full year 2014 net income and diluted EPS would have increased by $1.2 million and $0.02, respectively, from the prior year.

Full year 2014 adjusted net income of $81.8 million and adjusted diluted EPS (defined below) are comparable to the 2013 period.

Adjusted EBITDA was $175.1 million for the year ended December 31, 2014, compared to $166.2 million in 2013, an increase of 5.4%.

Business Segment Results

In the fourth quarter of 2014, as a result of the acquisition of Hyatt Vacation Ownership, ILG reorganized its management reporting structure resulting in the following operating and reportable segments: Exchange and Rental, and Vacation Ownership.

The Exchange and Rental segment offers access to vacation accommodations and other travel-related transactions and services to leisure travelers, by providing vacation exchange services and vacation rentals, working with resort developers and managing vacation properties. The Vacation Ownership segment engages in the management, sales, marketing, financing, and development of vacation ownership interests and related services to owners and associations.

Exchange and Rental

Exchange and Rental segment revenue for the three months and year ended December 31, 2014, was $116.3 million and $483.4 million, respectively.

For the full year 2014, Interval Network membership fee and transaction revenue were $127.4 million and $193.2 million, representing decreases of 5.8% and 2.9%, respectively, over the prior year. This decline was due to the impact of Interval International contract renewals that occurred in the first quarter of 2014 and a continued shift in percentage mix of the membership base from traditional to corporate. Additionally, during 2013, an immaterial $3.5 million net understatement of membership revenue and related membership expenses was recorded as an out of period item. Average revenue per member in 2014 decreased 3.5% to $180.55, year-over-year. Excluding the out of period item, average revenue per member decreased by 2.4% from last year.

At December 31, 2014, the Exchange and Rental segment had approximately two million members enrolled in its various membership programs. The Interval Network had approximately 1.8 million active members, consistent with the prior year.

Throughout 2014, the Interval Network affiliated 77 vacation ownership resorts in domestic and international markets. In 2014, approximately 78% of all new affiliations were located in non-US locations. Membership mix as of December 31, 2014 included 58% traditional and 42% corporate members, compared to 60% and 40%, respectively, as of December 31, 2013.

Year-over-year, rental management revenue grew by over 60.6% for the fourth quarter and 60.7% for the year ended December 31, 2014. The improvement was primarily driven by the incremental revenue contribution from Aqua.

Aston RevPAR for the year ended December 31, 2014, which excludes Aqua for purposes of year-over-year comparison, of $137.17 declined by 2.4% when compared to Aston RevPAR of $140.55 for 2013.  This was due to the inclusion of mainland resorts that typically have a lower RevPAR than Aston’s Hawaii locations.  Aston’s Hawaii resorts increased RevPAR by 4.2% year over year.  Combined Aston and Aqua RevPAR was $123.06 for the full year, a decline of 11.4% due primarily to the inclusion of Aqua rentals which typically transact at a lower RevPAR than Aston.

Exchange and Rental adjusted EBITDA was $31.5 million and $150.9 million in the fourth quarter and full year 2014, respectively, representing an increase of 0.8% and a decrease of 3.9% from the segment’s adjusted EBITDA of $31.2 million and $157.1 million in the fourth quarter and full year 2013, respectively. Full year segment adjusted EBITDA was primarily impacted by Interval International contract renewals that occurred during the first quarter of 2014.  The improvement in fourth quarter segment adjusted EBITDA is primarily driven by revenue growth largely attributable to the incremental contributions from Aqua.

Vacation Ownership

Vacation Ownership segment revenue for the three months and year ended December 31, 2014, was $50.8 million and $131.0 million, respectively, including $16.5 million and $29.5 million of pass-through revenue.

Vacation Ownership segment adjusted EBITDA was $7.5 million in the fourth quarter of 2014, more than double the prior year period. Full year 2014 Adjusted EBITDA for the Vacation Ownership segment was $24.2 million, an increase of 164.1% from adjusted EBITDA of $9.2 million for the same period in 2013 primarily due to the incremental contribution from VRI Europe and HVO.

Adjusted EBITDA in the fourth quarter was impacted by the purchase accounting treatment on HVO’s deferred revenue and the contribution from previously unrecognized sales at HVO’s Maui joint venture, as earlier described.

CAPITAL RESOURCES AND LIQUIDITY

As of December 31, 2014, ILG’s cash and cash equivalents totaled $80.5 million, compared to $48.5 million as of December 31, 2013. As of December 31, 2014, the Company’s total debt outstanding was $488 million, compared to $253.0 million as of December 31, 2013.  ILG had $103.7 million available on its revolving credit facility net of outstanding letters of credit as of December 31, 2014, which may be increased by an additional $100 million, subject to specified conditions.

For the year ended December 31, 2014, ILG’s net cash provided by operating activities increased to $110.7 million in 2014 from $109.9 million in 2013 driven by higher net cash receipts, partly offset by payments made in connection with long-term agreements, higher income taxes paid of $5.6 million, and higher interest paid of $1.0 million.

Net cash used in investing activities was $258.3 million in 2014, primarily related to the HVO acquisition, net of cash acquired, of $208.5 million, capital expenditures of $19.1 million primarily related to IT initiatives, and funding of a $15.1 million loan agreed upon in connection with the VRI Europe transaction.

For the year ended December 31, 2014, net cash provided by financing activities was $185.0 million primarily related to net borrowings of $235.0 million on the revolving credit facility principally related to funding the HVO acquisition partly offset by cash dividends totaling $25.2 million, repurchases of ILG common stock totaling $14.1 million, and $7.3 million of contingent consideration payments related to acquisitions.

Free cash flow for the period ended December 31, 2014 was $91.6 million.

Dividend and Share Repurchases

For the full year 2014, ILG paid $25.2 million in dividends, or forty-four cents per share, compared to $18.9 million in the prior year due to the acceleration into 2012 of the first quarter 2013 payment.

In February 2015, our Board of Directors increased the quarterly dividend by 9% and declared a $0.12 per share dividend payable March 31, 2015 to shareholders of record on March 17, 2015.

Additionally, the Board of Directors has authorized an additional $15 million in share repurchases, which increases the total authorization to $25 million dollars. ILG repurchased $14.1 million in common stock during 2014.

Business Outlook

For the full year 2015, the Company provides the following guidance:

Consolidated revenue of approximately $690 - $720 million.

Adjusted EBITDA of approximately $180 - $195 million.

Free cash flow of approximately $90 - $100 million.

Capital expenditures of 3 — 5% of consolidated revenue

These expectations of future performance are for continuing operations and exclude the impact of any potential acquisitions or restructuring activities. Revenue and Adjusted EBITDA guidance reflects the expectation of an adverse impact of foreign exchange.  Based on February 25, 2015 rates, foreign exchange movements are expected to adversely impact 2015 revenue and EBITDA by  $10 million and $3 million, respectively, when compared with 2014 full year results. Adjusted EBITDA will be computed on a basis consistent with the reconciliation of the 2014 results in the tables at the end of this release.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain additional add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. ILG has not provided a quantitative reconciliation of the forecast Adjusted EBITDA included in this presentation to the most comparable financial measure or measures calculated and presented in accordance with GAAP due primarily to the timing of the closing of ILG’s financial records for the quarter ended December 31, 2014 and the difficulty in forecasting and quantifying the exact amount of the items excluded from Adjusted EBITDA that will be included in the comparable GAAP financial measures such that it is not practicable to produce such reconciliations for this financial information without unreasonable effort. More information about the non-GAAP financial measures, including reconciliations of historical GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Daylight Time to discuss its results for the fourth quarter and full year 2014, with access via the Internet and telephone.

Investors and analysts may participate in the live conference call by dialing (866) 383-8009 (toll-free domestic) or (617) 597-5342 (international); Conference ID: 26944701. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for 14 days via telephone starting approximately two hours after the call ends. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); Conference ID: 92132656. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call.  A transcript of the call will also be available on the website www.iilg.com.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of non-traditional lodging, encompassing a portfolio of leisure businesses from exchange and vacation rental to vacation ownership. In its exchange and rental segment, Interval International and Trading Places International (TPI) offer vacation exchange and travel-related products to more than 2 million member families worldwide, while Hyatt Residence Club provides exchanges among its branded resorts in addition to its participation in the Interval Network. Aston Hotels & Resorts and Aqua Hospitality provide hotel and condominium rentals and resort management. In its vacation ownership segment, Vacation Resorts International, VRI Europe, Hyatt Vacation Ownership (HVO) and TPI provide management services to timeshare resorts and clubs, as well as homeowners’ associations. HVO also sells, markets, and finances vacation ownership interests. ILG through its subsidiaries independently owns and manages the Hyatt Residence Club program and uses the Hyatt Vacation Ownership name and other Hyatt marks under license from affiliates of Hyatt Hotels Corporation. Headquartered in Miami, Florida, ILG has offices in 16 countries and more than 6,000 employees. For more information, visit www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully add new products and services; our ability to successfully manage and integrate acquisitions; the occurrence of a change of control event under the master license agreement with Hyatt; our failure to comply with designated Hyatt® brand standards with respect to the operation of the Hyatt Vacation Ownership business; our ability to market vacation ownership interests successfully and efficiently; impairment of assets; the restrictive covenants in our revolving credit facility; adverse events or trends in key vacation destinations; business interruptions in connection with our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$167,121	$122,195	$614,373	$501,215
Cost of sales	81,875	47,722	264,481	179,510
Gross profit	85,246	74,473	349,892	321,705
Selling and marketing expense	18,438	12,764	61,615	53,722
General and administrative expense	39,142	30,655	133,170	112,574
Amortization expense of intangibles	3,561	2,275	12,301	8,133
Depreciation expense	4,278	3,672	15,712	14,531
Operating income	19,827	25,107	127,094	132,745
Other income (expense):
Interest income	258	79	412	362
Interest expense	(2,668)	(1,613)	(7,149)	(6,172)
Other income (expense), net	1,917	(635)	2,012	259
Equity in earnings from unconsolidated entities	4,630	—	4,630	—
Total other income (expense), net	4,137	(2,169)	(95)	(5,551)
Earnings before income taxes and noncontrolling interest	23,964	22,938	126,999	127,194
Income tax provision	(8,208)	(3,841)	(45,051)	(45,412)
Net income	15,756	19,097	81,948	81,782
Net income attributable to noncontrolling interests	(196)	(555)	(3,018)	(565)
Net income attributable to common stockholders	$15,560	$18,542	$78,930	$81,217

Earnings per share attributable to common stockholders:
Basic	$0.27	$0.32	$1.38	$1.42
Diluted	$0.27	$0.32	$1.36	$1.40
Weighted average number of shares of common stock outstanding:
Basic	57,098	57,377	57,343	57,243
Diluted	57,882	58,113	57,953	57,832
Dividends declared per share of common stock	$0.11	$0.11	$0.44	$0.33

Adjusted net income(1)	$16,713	$19,934	$81,833	$81,467
Adjusted earnings per share(1):
Basic	$0.29	$0.35	$1.43	$1.42
Diluted	$0.29	$0.34	$1.41	$1.41

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$80,493	$48,462
Vacation ownership mortgages receivable, net	7,169	—
Vacation ownership inventory	54,061	—
Deferred membership costs	8,716	9,828
Prepaid income taxes	22,029	11,211
Other current assets	112,505	89,061
Total current assets	284,973	158,562
Vacation ownership mortgages receivable, net	29,333	—
Investments in unconsolidated entities	33,486	—
Goodwill and intangible assets, net	831,125	766,703
Deferred membership costs	10,948	10,741
Other non-current assets	137,754	88,613
TOTAL ASSETS	$1,327,619	$1,024,619

LIABILITIES AND EQUITY:
Accounts payable, trade	$39,082	$13,793
Deferred revenue	89,850	92,503
Other current liabilities	85,036	83,262
Total current liabilities	213,968	189,558
Long-term debt	488,000	253,000
Deferred revenue	93,730	100,494
Other long-term liabilities	111,116	104,608
TOTAL LIABILITIES	906,814	647,660
Redeemable noncontrolling interest	457	426
Total ILG stockholders’ equity	384,043	343,825
Noncontrolling interests	36,305	32,708
TOTAL EQUITY	420,348	376,533
TOTAL LIABILITIES AND EQUITY	$1,327,619	$1,024,619

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013

Cash flows from operating activities:
Net income	$81,948	$81,782
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	12,301	8,133
Amortization of debt issuance costs	830	783
Depreciation expense	15,712	14,531
Non-cash compensation expense	11,363	10,428
Deferred income taxes	7,150	(1,569)
Equity in earnings from unconsolidated entities	(4,630)	—
Excess tax benefits from stock-based awards	(1,900)	(2,869)
Loss on extinguishment of debt	—	—
Change in fair value of contingent consideration	(1,606)	485
Other	73	533
Changes in operating assets and liabilities	(10,583)	(2,373)
Net cash provided by operating activities	110,658	109,864
Cash flows from investing activities:
Acquisitions, net of cash acquired	(208,523)	(127,266)
Acquisition of assets	—	(1,952)
Contributions to investments in unconsolidated entities	(4,125)	—
Capital expenditures	(19,087)	(14,700)
Proceeds from disposal of property and equipment	—	10
Investment in financing receivables	(15,897)	—
Purchases of trading investments	(10,667)	—
Payments received on financing receivables	—	9,876
Net cash used in investing activities	(258,299)	(134,032)
Cash flows from financing activities:
Borrowing (payments) on revolving credit facility, net	235,000	(7,000)
Payments of debt issuance costs	(1,711)	—
Purchases of treasury stock	(14,121)	—
Dividend payments	(25,243)	(18,934)
Payments of contingent consideration	(7,272)	—
Withholding taxes on vesting of restricted stock units	(3,943)	(5,234)
Proceeds from the exercise of stock options	341	835
Excess tax benefits from stock-based awards	1,900	2,869
Net cash provided by (used in) financing activities	184,951	(27,464)
Effect of exchange rate changes on cash and cash equivalents	(5,279)	(1,068)
Net increase (decrease) in cash and cash equivalents	32,031	(52,700)
Cash and cash equivalents at beginning of period	48,462	101,162
Cash and cash equivalents at end of period	$80,493	$48,462

Supplemental disclosures of cash flow information:
Non-cash financing activity:
Issuance of noncontrolling interest in connection with an acquisition	$—	$31,347
Cash paid during the period for:
Interest, net of amounts capitalized	$6,376	$5,358
Income taxes, net of refunds	$48,309	$42,750

OPERATING STATISTICS

	Three Months Ended December 31,			Year Ended December 31,
	2014	% Change	2013	2014	% Change	2013
Exchange and Rental
Total active members at end of period (000’s)	1,799	(0.9)%	1,815	1,799	(0.9)%	1,815
Average revenue per member(1)	$42.23	1.4%	$41.65	$180.55	(3.5)%	$187.13
Available room nights (000’s)	796	80.2%	442	3,015	96.2%	1,537
RevPAR	$110.68	(7.4)%	$119.48	$123.06	(11.4)%	$138.90
RevPAR (excluding Aqua)	$114.08	(6.6)%	$122.10	$137.17	(2.4)%	$140.55

Vacation Ownership
Contract sales (000’s)(2)	$26,173	N/M	$—	$26,173	N/M	$—
Average transaction price(2)	$34,438	N/M	$—	$34,438	N/M	$—
Volume per guest(2)	$3,581	N/M	$—	$3,581	N/M	$—

(1) Excluding the $4.1 million of membership revenue included in the prior year related to the prior period item, average revenue per member for the year ended December 31, 2013 would have been $184.91.

(2) Applicable solely for the period subsequent to the acquisition of HVO on October 1, 2014.

ADDITIONAL DATA

	Three Months Ended December 31,			Year Ended December 31,
	2014	% Change	2013	2014	% Change	2013
	(Dollars in thousands)			(Dollars in thousands)
Exchange and Rental
Transaction revenue	$42,913	3.2%	$41,572	$193,206	(2.9)%	$198,933
Membership fee revenue	31,959	(2.3)%	32,727	127,396	(5.8)%	135,198
Ancillary member revenue	1,421	4.1%	1,365	6,649	3.0%	6,852
Total member revenue	76,293	0.8%	75,664	327,251	(4.0)%	340,983
Other revenue	7,329	43.3%	5,116	25,262	5.2%	24,024
Rental management revenue	11,215	60.6%	6,985	48,148	60.7%	29,956
Pass-through revenue	21,446	62.7%	13,179	82,729	74.4%	47,426
Total revenue	$116,283	15.2%	$100,944	$483,390	9.3%	$442,389
Exchange and Rental gross margin	60.5%	(7.4)%	65.3%	62.0%	(7.6)%	67.1%
Exchange and Rental gross margin without Pass-through Revenue	74.2%	(1.2)%	75.1%	74.8%	(0.5)%	75.2%

Vacation Ownership
Management fee revenue	$24,898	48.7%	$16,740	$92,017	121.2%	$41,595
Sales financing revenue	9,479	N/M	—	9,479	N/M	—
Pass-through revenue	16,461	264.9%	4,511	29,487	71.1%	17,231
Total revenue	$50,838	139.2%	$21,251	$130,983	122.7%	$58,826
Vacation Ownership gross margin	29.2%	(27.7)%	40.4%	38.5%	(9.1)%	42.3%
Vacation Ownership gross margin without Pass-through Revenue	43.2%	(15.8)%	51.3%	49.6%	(17.0)%	59.8%

RECONCILIATIONS OF NON-GAAP MEASURES

	Years Ended December 31,
	2014	% Change	2013
	(Dollars in thousands)

Net cash provided by operating activities	$110,658	0.7%	$109,864
Less: Capital expenditures	(19,087)	29.8%	(14,700)
Free cash flow	$91,571	(3.8)%	$95,164

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$15,560	$18,542	$78,930	$81,217
Prior period item(1)	—	—	—	(3,496)
Acquisition related and restructuring costs	3,809	1,672	7,058	4,467
Other non-operating foreign currency remeasurements	(1,921)	634	(2,303)	(589)
Income tax benefit of adjusting items(2)	(735)	(914)	(1,852)	(132)
Adjusted net income	$16,713	$19,934	$81,833	$81,467
Adjusted earnings per share:
Basic	$0.29	$0.35	$1.43	$1.42
Diluted	$0.29	$0.34	$1.41	$1.41

(1) During the second quarter of 2013, we identified an immaterial net understatement of membership revenue, related membership expenses, and income for the period commencing January 1, 2011 through March 31, 2013. In accordance with ASC 250, “Accounting Changes and Error Corrections,” we assessed the materiality of the misstatement, both quantitatively and qualitatively, and concluded it is not material to any of our previously issued or current year financial statements.

(2) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended December 31,
	2014			2013
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$31,458	$7,517	$38,975	$31,219	$3,628	$34,847
Non-cash compensation expense	(2,346)	(720)	(3,066)	(2,469)	(206)	(2,675)
Other non-operating expense, net	1,930	(13)	1,917	(635)	—	(635)
Acquisition related and restructuring costs	(970)	(2,839)	(3,809)	(452)	(1,221)	(1,673)
EBITDA	30,072	3,945	34,017	27,663	2,201	29,864
Amortization expense of intangibles	(1,739)	(1,822)	(3,561)	(1,302)	(973)	(2,275)
Depreciation expense	(3,791)	(487)	(4,278)	(3,529)	(143)	(3,672)
Less: Net income attributable to noncontrolling interests	4	192	196	(11)	566	555
Less: Other non-operating income (expense), net	(1,930)	13	(1,917)	635	—	635
Equity in earnings in unconsolidated entities	(64)	(4,566)	(4,630)	—	—	—
Operating income (loss)	$22,552	$(2,725)	19,827	$23,456	$1,651	25,107
Interest income			258			79
Interest expense			(2,668)			(1,613)
Other non-operating expense, net			1,917			(635)
Equity in earnings in unconsolidated entities			4,630			—
Income tax provision			(8,208)			(3,841)
Net income			15,756			19,097
Net income attributable to noncontrolling interests			(196)			(555)
Net income attributable to common stockholders			$15,560			$18,542

	Year Ended December 31,
	2014			2013
	Exchange and Rental	Vacation Ownership	Consolidated	Exchange and Rental	Vacation Ownership	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$150,942	$24,198	$175,140	$157,080	$9,163	$166,243
Non-cash compensation expense	(9,510)	(1,853)	(11,363)	(9,741)	(687)	(10,428)
Other non-operating income (expense), net	2,203	(191)	2,012	427	(168)	259
Prior period item	—	—	—	3,496	—	3,496
Acquisition related and restructuring costs	(2,693)	(4,365)	(7,058)	(1,011)	(3,456)	(4,467)
EBITDA	140,942	17,789	158,731	150,251	4,852	155,103
Amortization expense of intangibles	(7,058)	(5,243)	(12,301)	(5,126)	(3,007)	(8,133)
Depreciation expense	(14,683)	(1,029)	(15,712)	(14,134)	(397)	(14,531)
Less: Net income attributable to noncontrolling interests	31	2,987	3,018	—	565	565
Less: Other non-operating income (expense), net	(2,203)	191	(2,012)	(427)	168	(259)
Equity in earnings in unconsolidated entities	(64)	(4,566)	(4,630)	—	—	—
Operating income	$116,965	$10,129	127,094	$130,564	$2,181	132,745
Interest income			412			362
Interest expense			(7,149)			(6,172)
Other non-operating income, net			2,012			259
Equity in earnings in unconsolidated entities			4,630			—
Income tax provision			(45,051)			(45,412)
Net income			81,948			81,782
Net income attributable to noncontrolling interests			(3,018)			(565)
Net income attributable to common stockholders			$78,930			$81,217

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to our initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of correcting prior period items, and (6) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) correcting an immaterial prior period net understatement in the prior period financials, and (4) other special items.

Ancillary member revenue - Other Interval Network member related revenue including insurance and travel related services.

Available room nights - Number of nights available for rental by Aston and Aqua at managed vacation properties, which excludes all rooms under renovation. Aqua available room nights are included only from the acquisition date.

Average revenue per member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network and Hyatt Residence Club for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period. Hyatt Residence Club revenue is included herein only since its date of acquisition.

Average transaction price — Contract Sales divided by the net number of transactions during the period subsequent to HVO’s October 1, 2014 acquisition.

Contract sales — Total vacation ownership interests sold at consolidated and unconsolidated projects pursuant to purchase agreements executed, net of cancellations received, during the period which are no longer subject to a statutory rescission period and where we have received a minimum 10% down payment of the contract purchase price. Contract sales are included herein only since HVO’s October 1, 2014 acquisition.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free cash flow - Cash provided by operating activities less capital expenditures.

Gross lodging revenue - Total room revenue collected from all Aston and Aqua-managed occupied rooms. Aqua occupied room nights are included only from the acquisition date.

Management fee revenue — Represents vacation ownership property management revenue earned by our Vacation Ownership segment exclusive of pass-through revenue.

Membership fee revenue — Represents fees paid for membership in the Interval Network and Hyatt Residence Club.

Other revenue — includes revenue related primarily to exchange and rental transaction activity and membership programs outside of the Interval Network and Hyatt Residence Club, sales of marketing materials primarily for point-of-sale developer use, and certain financial services-related fee income.

Pass-through revenue - Represents the compensation and other employee-related costs directly associated with managing properties that are included in both revenue and cost of sales and that are passed on to the property owners or homeowner associations without mark-up. . Pass-through revenue of the Vacation Ownership segment also includes reimbursement of sales and marketing expenses, without mark-up, pursuant to contractual arrangements. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison

Rental management revenue — Represents rental management revenue earned by our vacation rental businesses within our Exchange and Rental segment, exclusive of pass-through revenue.

RevPAR - Gross Lodging Revenue divided by Available Room Nights for Aston and Aqua.

Total active members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period. All Hyatt Residence Club members are also members of the Interval Network.

Transaction revenue — Interval Network and Hyatt Residence Club transactional and service fees paid primarily for exchanges, Getaways, reservation servicing and related transactions.

Volume per guest — Contract sales divided by the total number of tours during the period subsequent to HVO’s October 1, 2014 acquisition.

Interval Leisure Group

Investor Contact:

Jennifer Klein, 305-925-7302

Investor Relations

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, 305-925-7267

Corporate Communications

Chris.Boesch@iilg.com